Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-45457




                              AMSCAN HOLDINGS, INC.

Supplement No. 7 to Prospectus dated July 31, 2001 as supplemented by Supplement No. 1 dated August 1, 2001,
Supplement No. 2 dated August 3, 2001,
Supplement No. 3 dated November 14, 2001,
Supplement No. 4 dated April 1, 2002,
Supplement No. 5 dated May 15, 2002; and
Supplement No. 6 dated May 24, 2002

The date of this Supplement No. 7 is June 17, 2002.

On June 17, 2002, Amscan Holdings, Inc. filed the attached report on Form 8-K.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549




                                    FORM 8-K
                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) June 13, 2002




                              AMSCAN HOLDINGS, INC.
             (Exact Name of Registrant as specified in its charter)



           Delaware                 000-21827              13-3911462
 (State or other jurisdiction   (Commission File  (IRS Employer Identification
       of incorporation)             Number)                  No.)


        80 Grasslands Road, Elmsford, New York                  10523
       (Address of Principal Executive Offices)               (Zip Code)






Registrant's telephone number, including area code: (914) 345-2020


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Item 5. Other Events and Regulation FD Disclosure

     On June 13, 2002, Amscan Holdings, Inc. (the "Company") issued a press release announcing that it had filed a registration statement with the Securities and Exchange Commission for an underwritten public offering of shares of its common stock. The Company's press release dated June 13, 2002 is incorporated herein by reference and filed as an exhibit hereto.

Item 7. Financial Statements and Exhibits

     (a) Not applicable

     (b) Not applicable

     (c) Exhibits

       Exhibit No.                           Description

          19          Press Release dated June 13, 2002 of Amscan Holdings, Inc.



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       AMSCAN HOLDINGS, INC.


                                       By:       /s/ Michael A. Correale
                                            ------------------------------------
                                                Michael A. Correale
                                                Chief Financial Officer

June 17, 2002




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






                                  EXHIBIT INDEX

     Exhibit No.                            Description

         19          Press Release dated June 13, 2002 of Amscan Holdings, Inc.

FOR IMMEDIATE RELEASE

                                  PRESS RELEASE

           Amscan Announces Filing to Register Shares of Common Stock

                                       Contact: James M. Harrison (914) 784-4014
                                              Michael A. Correale (914) 784-4050

     ELMSFORD, NEW YORK. June 13, 2002. Amscan Holdings, Inc. announced today that it has filed a registration statement with the Securities and Exchange Commission for an underwritten public offering of shares of its common stock. It is expected that the offering will be a combined primary and secondary offering. Amscan anticipates that, if the offering is completed, it will use the net proceeds it receives to pay existing debt. Goldman, Sachs & Co., William Blair & Co., L.L.C., CIBC World Markets Corp. and Stephens Inc. will represent the underwriters in connection with the anticipated offering.

     Amscan designs, manufactures and distributes decorative party goods, including paper and plastic tableware, accessories and novelties. It also designs and distributes home, baby and wedding items.

     The registration statement has been filed with the Securities and Exchange Commission but has not yet become effective. The shares may not be sold nor may offers to buy the shares be accepted prior to the time the registration statement becomes effective. This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     Any statements released by Amscan that are forward-looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "anticipates," "expects," words of similar import and variations on such words are intended to identify forward-looking statements. Investors are cautioned that forward-looking statements necessarily involve risks and uncertainties which are difficult to predict and actual outcomes may materially vary from what is expressed or forecasted in such forward-looking statements.

     When available, copies of the preliminary prospectus filed as part of the registration statement may be obtained without charge, by directing a request to Amscan Holdings, Inc. 80 Grasslands Road, Elmsford, New York 10523, Attention:
Michael A. Correale.